Lexaria Hires National Sales Strategist and Sponsors First Sales Event

Kelowna, BC / February 13, 2015 / Lexaria, Corp. (LXRP) (CSE:LXX) (the “Company”) announces that ViPovaTM by Lexaria is sponsoring its first major sales event; and also announces the hiring of a National Sales Strategist.

Lexaria has hired a National Sales and Compliance Strategist to execute the Company’s sales initiatives across the United States. He has a successful history of building sales teams and developing sales channels from within the fast-growing hemp industry, and is intimately familiar with industry regulations and sales strategies that deliver results. Lexaria has tasked him with developing and fine tuning regulatory-specific sales initiatives for the VipovaTM CBD-infused tea, as well as for other VipovaTM products currently in development or under consideration. Strategies for opening sales channels for Lexaria EnergyTM branded products, beginning with a CBD-infused protein energy bar are also being developed. Lexaria will provide additional information about that product launch when available, expected in Q2, 2015. Lexaria is in the early stages of rolling out methods for increasing awareness for VipovaTM tea as well as other products being considered.

In coordination with this, Lexaria is pleased to be the official sponsor of the Heritage Classic Dancesport Championships competition, to be held March 3-7 in Asheville, NC. This major dance event, sanctioned by the National Dance Council of America, is expected to be attended by as many as 10,000 people, many of whom are professional or serious amateur dancers. The Heritage Classic has won the dance “Competition of the Year” award three times and will be awarding more than $110,000 in cash and scholarships.

Lexaria has found an exciting niche among competitive dancers who have already begun purchasing and drinking ViPovaTM tea. “Professional dancers seem quite interested in our tea,” says Chris Bunka, CEO of Lexaria Corp. “We are very pleased to be able to support this prestigious event and have the chance of answering questions and raising awareness of ViPovaTM among this year’s participants in the Heritage Classic.” Lexaria is identifying additional niche markets where it feels its marketing can be tightly focused for maximum effect. Announcements on other specific events and opportunities will be made in due course, as the year unfolds.

The new www.vipova.com website is accepting major credit cards, and taking orders. We have ViPovaTM Tea in-stock and ready to ship. Customers can also call 1-888-976-8482 from 9AM to 7PM EST Mon-Fri to place their tea orders.

For a limited time only, our two introductory offers remain valid: on your first order, please enjoy free shipping and a coupon good for 30% off your subsequent order, regardless of order size.

About Lexaria
Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns. www.lexarienergy.com

About ViPovaTM
ViPovaTM uses only legal CBD oil extracts, grown from legal hemp in locations where it is legal to do so, in ViPovaTM-branded tea. ViPovaTM uses its patent-pending process to infuse concentrated amounts of CBD within lipids in its tea, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for CBD/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, CBD sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will need to attempt to raise additional capital. There is no assurance that any cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.